Exhibit 99.1

Boeing Elects Lieutenant General Stayce D. Harris to Board of Directors

•Veteran commercial pilot flew 747s for United Airlines; type rated on other jetliners

CHICAGO, June 30, 2021 -- The Boeing Company (NYSE: BA) board of directors today announced that Lieutenant General Stayce D. Harris has been elected to the board. She will serve on the Aerospace Safety and Audit committees.
Harris, 62, is an experienced Boeing 747 pilot, with over 10,000 flight hours safely transporting passengers and cargo worldwide for United Airlines. She is type rated in Boeing 747-100/200/400, 757/767 and 777 aircraft, and was a United Airlines pilot for nearly 30 years before retiring from the company in 2020.
General Harris is a retired United States Air Force Reserve Lieutenant General who last served as the Inspector General of the Air Force. She previously served as the Assistant Vice Chief of Staff and Director, Air Staff, Headquarters United States Air Force. Harris made history becoming the first African American woman to command an Air Force operational flying squadron, wing and numbered Air Force and served as the first woman Inspector General of the Air Force.
"General Harris is a highly-accomplished leader who will provide insight and perspective based on her hands-on experience flying Boeing’s aircraft and her demonstrated commitment to safety, training and integrity" said Boeing Chairman Larry Kellner. "She brings nearly four decades of distinguished military service and expertise to Boeing and we look forward to welcoming her as our newest board member."
Harris’s recognitions include the Distinguished Service Medal with oak leaf cluster, Defense Superior Service Medal, Legion of Merit, Meritorious Service Medal with three oak leaf clusters, Aerial Achievement Medal, Joint Meritorious Unit Award, Air Force Outstanding Unit Award, Meritorious Unit Award, Air Force Outstanding Unit Award with three oak leaf clusters, Combat Readiness Medal with bronze star, Global War on Terrorism Service Medal, and Armed Forces Reserve Medal with bronze hourglass.
"Boeing will benefit greatly from General Harris’s deep experience in aviation and aerospace gained throughout her decades of service as a commercial airline pilot and her stellar military career," said David Calhoun, Boeing President and CEO, and member of the board of directors. "General Harris’s expertise and inspiring leadership will further strengthen our board."
Harris holds a bachelor of science in industrial and systems engineering from the University of Southern California and a master of aviation management from Embry-Riddle Aeronautical University. She serves as independent director/trustee, BlackRock Fixed-Income Mutual Funds, as director, KULR Technology Group (NYSE:KULR) and is a member of the board of councilors for Viterbi School of Engineering, University of Southern California, the board of directors for Direct Relief and a trustee of the Falcon Foundation, United States Air Force Academy.
"As a pilot of Boeing aircraft, and through my tenure in the Air Force, I have worked closely with Boeing’s commercial and military aircraft for more than three decades. I am pleased to join the board of Boeing, a company with a rich history in aviation that serves as a vital partner to the U.S. military and is a critical enabler of the global economy,” said General Harris.
As a leading global aerospace company, Boeing develops, manufactures and services commercial airplanes, defense products and space systems for customers in more than 150 countries. As a top U.S. exporter, the company leverages the talents of a global supplier base to advance economic opportunity, sustainability and community impact. Boeing’s diverse team is committed to innovating for the future and living the company’s core values of safety, quality and integrity. Learn more at www.boeing.com.

Contact
Boeing Communications
media@boeing.com